EXHIBIT 99.1

News Release

2100 Highway 55 Medina, MN 55340-9770 763-542-0500 763-542-0599 fax
Contact:	Richard Edwards Polaris Industries Inc. 763-542-0500

POLARIS REPORTS RECORD FIRST QUARTER 2004 RESULTS;
EARNINGS PER SHARE UP 14 PERCENT ON 10 PERCENT SALES GROWTH

First Quarter Highlights:

•	24th consecutive quarter of increased sales and earnings per share

•	Victory motorcycle sales grew 40%, PG&A sales grew 18% and International sales grew 28%

•	Operating income improved 34% over last year’s first quarter.

•	Improved earnings per share driven by higher sales, higher gross margins of 160 basis points and 86% growth in financial services income during the first quarter

•	Full year 2004 earnings per share guidance remains unchanged at $2.65 to $2.77 per share

MINNEAPOLIS (April 15, 2004) — Polaris Industries Inc. (NYSE/PSE: PII) today reported record net income of $0.32 per diluted share for the first quarter ended March 31, 2004, a 14 percent increase over the prior year first quarter net income of $0.28 per diluted share. Higher sales volume than last year’s first quarter balanced across each product line along with expanded gross margins and higher income from financial services contributed to the first quarter 2004 earnings increase. Reported net income for the first quarter 2004 was a record $14.3 million, a 15 percent increase over the prior year first quarter net income of $12.4 million. Sales for the first quarter 2004 totaled a record $346.0 million, up 10 percent from last year’s first quarter sales of $313.9 million.

	First Quarter ended March 31,
(In millions except per share data)	2004	2003	Change
Sales	$346.0	$313.9	10%
Operating income	22.2	16.6	34%
Net income	14.3	12.4	15%
Earnings per share (diluted) (post-split)	$0.32	$0.28	14%

“All of our businesses experienced sales growth during the first quarter 2004,” commented Mr. Tom Tiller, President and Chief Executive Officer of Polaris. “We expect balanced growth across the Company in 2004, and the first quarter results support that belief. I am pleased with our start in 2004 and look forward to another record year in this, the Company’s 50th year of operation.”

     ATV (all-terrain vehicle) sales in the first quarter 2004 increased three percent over the first quarter 2003. Continued strong growth in the RANGER™ product line, growing demand for the new Sportsman 700 EFI (electronic fuel injection) ATV, the first EFI in the industry, and strong international sales growth were the primary contributors to the ATV sales growth for the quarter. Dealer inventories of Polaris ATVs at March 31, 2004 remain at comparable levels to a year ago.

     Sales of Victory motorcycles increased 40 percent during the first quarter 2004 from the first quarter 2003. The increase is attributable to the continued positive acceptance of the Vegas model, which was named the 2003 year’s best cruiser motorcycle by four leading motorcycle enthusiast magazines and shipments of the new 2004 Kingpin which was recently named “V-Twin Bike of the Year” by V-Twin Magazine.

     Parts, Garments, and Accessories sales increased 18 percent during the first quarter 2004 compared to last year’s first quarter. The PG&A business was positively impacted by stronger sales for snowmobile parts and accessories as the snowfall and riding conditions returned to more normal levels this past season, as well as continued growth in ATV PG&A. The PG&A business continued to focus on accelerating innovation in new product offerings, increasing order fill rates and improving product and service quality.

     Polaris’ Personal Watercraft (PWC) sales increased 46 percent during the first quarter 2004 compared to the first quarter 2003. Timing of shipments was the primary reason for the increased sales in the first quarter as the Company began shipping the new four-stroke MSX 150 model personal watercraft in anticipation of the upcoming PWC selling season.

     Snowmobile sales increased 64 percent to $13.3 million for the first quarter 2004 compared the prior year’s first quarter resulting from improved late-season dealer demand. Dealer inventory levels of snowmobiles at the end of the 2003-2004 selling season are approximately half of what they were a year ago resulting from the reduced production levels over the past two years and more normal snowfall in North America during the past riding season.

     Gross profit, as a percentage of sales, was 22.2 percent for the first quarter 2004, an improvement of 160 basis points from 20.6 percent in the comparable quarter of 2003. The gross profit margin continued to benefit from production efficiency gains and ongoing cost reduction efforts, as well as a net positive impact of currency fluctuations during the quarter. These improvements were offset somewhat by a higher level of sales promotional expenses required in the first quarter 2004 compared to the first quarter in the prior year.

     For the first quarter 2004, operating expenses increased 19 percent to $62.6 million or 18.1 percent of sales compared to $52.4 million or 16.7 percent of sales for the first quarter 2003. Operating expenses increased for the quarter primarily due to the continuation of initiatives taken to accelerate the design and introduction of new products and added expense and currency fluctuations related to the growing international subsidiaries. Research and development expenses increased 28 percent for the quarter as the Company continues to invest in reducing the lead time for designing, developing and introducing new products. Sales and marketing expenses increased 17 percent as Polaris continued to work towards upgrading the distribution network of nearly 2,000 dealers in North America in the area of sales, service, and merchandising.

     Income from financial services increased 86 percent to $8.1 million in the first quarter 2004, up from $4.4 million in the first quarter 2003 primarily due to increased profitability generated from the retail credit portfolio resulting from consumers making use of available retail financing options and increases in Company-sponsored retail finance sales incentives throughout 2003 and into the first quarter of 2004. The credit quality of the retail credit portfolio has remained stable and retail credit losses, which have averaged slightly above three percent of the portfolio balance, continue to be in line with expectations.

Financial position and cash flow

     Polaris historically experiences the highest demand for cash during the first quarter of each year. Net cash used for operating activities totaled $24.1 million for the first quarter ended March 31, 2004 compared to $69.0 million used in the first quarter of 2003. A decrease in inventories at March 31, 2004 compared to the prior year quarter was the primary reason for the significantly improved net cash used for operating activities during the first quarter of 2004. The Company’s debt to total capital ratio was seven percent at March 31, 2004, down from 23 percent a year ago.

2 for 1 stock split completed during the quarter

     During the first quarter, the Board of Directors declared a two-for-one split of the Company’s outstanding shares of Common Stock. On March 8, 2004 Polaris shareholders received one additional share of Common Stock for each share they held of record at the close of business on March 1, 2004.

Share buyback continues

     During the first quarter 2004 the Company repurchased and retired 474,000 shares of its common stock at a cost of $19.8 million. Since inception of the share repurchase program in 1996, approximately 19.1 million shares have been repurchased at an average price of $21.08 per share. Under the current Board of Directors’ authorization, approximately 3.9 million shares of Polaris stock are available for repurchase.

2004 Business Outlook

     For the full year 2004, Polaris’ previously issued earnings per share guidance remains unchanged and is expected to be in the range of $2.65 to $2.77 per share, an eight percent to thirteen percent increase over the full year 2003 results of $2.46 per share. Sales growth for the full year 2004 is expected to be in the range of five percent to eight percent compared to 2003 with sales increases expected across all product lines.

     “In 2004, which marks the 50th anniversary of the Company, we are committed to delivering another record year of sales and earnings to our shareholders”, commented Mr. Tiller. “Over the past 50 years the employees of Polaris have built a strong foundation that we are determined to continue to build upon. I am excited about the opportunities that lie ahead for the Company. I hope you will join us in celebrating the 50th year of Polaris.”

Conference Call to be Held

     Today at 9:00 AM (CDT) Polaris Industries Inc. will host its quarterly earnings conference call. The conference call is accessible by dialing 800-374-6475 in the U.S. and Canada, or 706-634-4982 for International calls or via the Investor Relations page of the Company’s web site, www.polarisindustries.com. If listening to the web cast, please allow sufficient time to register and download the latest version of Real Player audio software. The conference call will be available through Thursday, April 22, 2004 by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 for International calls and entering passcode 6541085, and on Polaris’ web site.

About Polaris

     Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.

     With annual 2003 sales of $1.6 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), personal watercraft, Victory motorcycles and the Polaris RANGER for recreational and utility use. The Polaris Professional Series, a line of heavy duty Workmobiles™ targeted at lawn and landscape companies, equipment rental companies and construction operations, marks Polaris’ expansion into the commercial equipment marketplace.

     Polaris is the recognized leader in the snowmobile industry; one of the largest manufacturers of ATVs in the world; and a leading manufacturer of personal watercraft. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, is rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com.

     Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2004 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except for Per Share Data)
UNAUDITED

	First Quarter	First Quarter
	Ended	Ended
	March 31, 2004	March 31, 2003
Sales	$345,976	$313,925
Cost of Sales	269,300	249,318

Gross profit	76,676	64,607
Operating Expenses
Selling and marketing	29,584	25,261
Research and development	14,490	11,315
General and administrative	18,493	15,854

Total operating expenses	62,567	52,430

Income from financial services	8,136	4,373

Operating Income	22,245	16,550
Non-operating Expense (Income)
Interest expense	524	597
Other expense (income), net	371	(2,461)

Income before income taxes	21,350	18,414

Provision for Income Taxes	7,045	5,985

Net income	$14,305	$12,429

Basic Net Income Per Share	$0.34	$0.29

Diluted Net Income Per Share	$0.32	$0.28

Weighted average number of common and common equivalent shares
Basic	42,570	43,311
Diluted	45,248	44,979

Selected Balance Sheet Data	March 31, 2004	March 31, 2003
Cash and cash equivalents	$26,269	$17,950
Trade receivables, net	55,047	56,442
Inventories	201,282	227,424
Total assets	631,980	626,856
Accounts payable	93,293	114,621
Borrowings under credit agreement	25,004	75,024
Shareholders’ equity	315,158	249,549

	First Quarter	First Quarter
	Ended	Ended
Business Unit Sales Volumes	March 31, 2004	March 31, 2003	% change
Snowmobiles	$13,322	$8,132	64%
All-Terrain Vehicles	237,854	231,084	3%
Personal Watercraft	16,979	11,631	46%
Victory Motorcycles	20,853	14,873	40%
Parts, Garments & Accessories	56,968	48,205	18%

Total Sales	$345,976	$313,925	10%

Note: Shares outstanding and per share data have been adjusted to give effect to the two-for-one stock split declared on January 22, 2004 and paid on March 8, 2004 to shareholders of record on March 1, 2004.